EX. 16.12

FORM OF TAX OPINION
[ ], 2022

Board of Trustees, Two Roads Shared Trust
225 Pictoria Drive, Suite 450
Cincinnati, OH 45246

Ladies and Gentlemen:

You have requested our opinion as to certain United States (“U.S.”) federal income tax consequences of the Reorganization contemplated by the Agreement and Plan of Reorganization (the “Agreement”) made as of February 22, 2022, by and among Two Roads Shared Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, the Conductor Global Equity Value Fund (the “Acquired Fund”), and the Trust, on behalf of its series, the Conductor Global Equity Value ETF (the “Acquiring Fund”) and, solely with respect to Article IX of the Agreement, IronHorse Capital, LLC (“IHC”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

To implement the Reorganization pursuant to the Agreement, the Acquiring Fund will acquire the Acquired Assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities, followed by the distribution of the Acquiring Fund Shares pro rata to the shareholders of the Acquired Fund in exchange for their Acquired Fund Shares in liquidation of the Acquired Fund on the terms and conditions set forth in the Agreement.

The Acquiring Fund is, and will be immediately prior to Closing, a shell series, without assets or liabilities (other than a de minimis amount of assets to facilitate its organization or maintain its legal existence), created for the purpose of acquiring the Acquired Assets and assuming the Assumed Liabilities of the Acquired Fund.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement (including the proxy statement/prospectus included therein), (iii) certain representations concerning the Reorganization made to us by the Trust, on behalf of the Acquiring Fund, and by the Trust, on behalf of the Acquired Fund, in letters dated on or about the date hereof (the “Representation Letters”), and (iv) originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, reports and other instruments we deemed relevant or appropriate. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

For purposes of this opinion, we have assumed that the Acquired Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letters for the Acquired Fund and the Acquiring Fund, it is our opinion that for U.S. federal income tax purposes:

1.	The acquisition by the Acquiring Fund of all of the Acquired Assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Acquired Fund and Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Assets to, and assumption of the Assumed Liabilities by, the Acquiring Fund in exchange solely for the Acquiring Fund Shares pursuant to Sections 361(a) and 357(a) of the Code or upon the distribution of the Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund pursuant to Section 361(c)(1) of the Code, except for (i) gain or loss that may be recognized on the transfer of "Section 1256 contracts" as defined in Section 1256(b) of the Code, (ii) gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code, and (iii) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.	No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Acquired Assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund pursuant to Section 1032(a) of the Code.

4.	The tax basis of the Acquired Assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of the Acquired Assets to the Acquired Fund immediately prior to the exchange increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund upon the exchange pursuant to Section 362(b) of the Code.

5.	The holding periods of the Acquired Assets of the Acquired Fund received by the Acquiring Fund will include the periods during which the Acquired Assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

6.	No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares pursuant to Section 354(a) of the Code (except with respect to cash received by such shareholders in redemption of fractional shares prior to the Reorganization).

7.	The aggregate tax basis of the Acquiring Fund Shares received by shareholders of the Acquired Fund will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code (reduced by the amount of any tax basis allocable to a fractional share for which cash is received, if any).

8.	The holding period of the Acquiring Fund Shares received by a shareholder of the Acquired Fund will include the holding period of the Acquired Fund Shares exchanged therefor, provided that the shareholder held such Acquired Fund Shares as a capital asset on the date of the Reorganization pursuant to Section 1223(1) of the Code.

9.	The taxable year of the Acquired Fund will not end as a result of the Reorganization, and for purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Treasury Regulations”), the items of the Acquired Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, if applicable, and the Treasury Regulations promulgated thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Acquired Fund, the Acquiring Fund, or any Acquired Fund shareholders with respect to any asset as to which any gain or loss is required to be recognized for U.S. federal income tax purposes regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “IRS”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the IRS, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Trust, on behalf of the Acquiring Fund, and by the Trust, on behalf of the Acquired Fund, of the undertakings in the Agreement and the Representation Letters. We have assumed that (i) none of the material terms and conditions of the Agreement have been or will be waived or modified, (ii) the statements set forth in the Agreement are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Agreement “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, and (iv) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Agreement. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

The opinion set forth in this letter is based on current provisions of the Code and the Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the IRS, all as of the date hereof and all of which are subject to change (possibly with retroactive effect). Changes in applicable law could adversely affect our opinion. We express no opinion other than as to the federal income tax laws of the United States of America. Except as expressly set forth above, we express no other opinion, either implicitly or otherwise, to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be used, relied upon, circulated, quoted, or otherwise referred to for any other purposes without our express written consent. No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the U.S. federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof, or the impact of any information, fact, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. In the event that any one or more of the matters referred to herein or in the Registration Statement are untrue, inaccurate, or incomplete, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy, or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Blank Rome LLP